Exhibit 99.1

For Immediate Release

Contact:

UPS Peggy Gardner, Public Relations Anton Van der Lande (Europe) Andy Dolny, Investor Relations	+1 404 828 6051 +32 475 279 712 +1 404 828 8901

Maitland (UK) Neil Bennett Tom Buchanan David Stürken	+44 207 379 5151

SPJ (The Netherlands) Kees Jongsma Wim Moerkerk	+31 20 647 8181

UPS confirms talks with TNT Express

ATLANTA, 17, February, 2012

In response to the announcement from TNT Express NV (“TNT”), UPS confirms that, on 11 February, 2012, following discussions with TNT, it made a revised, increased and comprehensive proposal to acquire the entire issued share capital of TNT for €9 per share in cash. Discussions between the parties concerning this proposal are ongoing, although there is currently no certainty that any agreement will be reached. Further details will be provided when appropriate.

This is an announcement as referred to in article 5, paragraph 2 of the Decree on Public Takeover Offers (Besluit openbare biedingen Wft).

UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at UPS.com and its corporate blog can be found at blog.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

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Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, our competitive environment, increased security requirements, strikes, work stoppages and slowdowns, changes in energy prices, governmental regulations and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.